Exhibit 10.4

[***] CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY BRACKETS IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) (IV) OF REGULATION S-K BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO FEDEX IF PUBLICLY DISCLOSED.

NETWORK INFRASTRUCTURE SERVICES AGREEMENT

BETWEEN

TELUS COMMUNICATIONS INC.

- AND –

TELUS COMMUNICATIONS (U.S.) INC.

- AND –

TELUS INTERNATIONAL (CDA) INC.

- AND –

TELUS INTERNATIONAL HOLDING (U.S.A.) CORP.

January 1, 2021

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	2

1.2	Gender, Number, Etc.	8

1.3	Baseline Service Schedules	8

1.4	Currency	8

1.5	Article and Section Headings	8

1.6	Consents	8

1.7	General Interpretation	8

1.8	Schedules	9

1.9	Priority of Documents	9

ARTICLE 2 STATEMENT OF OBJECTIVES		9

2.1	Statement of Objectives	9

ARTICLE 3 TERM AND MINIMUM TERM		10

3.1	Term and Minimum Term	10

ARTICLE 4 SERVICES		11

4.1	Services	11

4.2	Standard of Services	11

4.3	TIDS Performance Credits	12

4.4	Non-Exclusive	12

4.5	New Services	12

ARTICLE 5 CHANGE IN SERVICES		13

5.1	Change in Services	13

5.2	Change Request	13

5.3	Change Orders	14

ARTICLE 6 FEES		15

6.1	Guiding Principles in Establishing the Fees	15

6.2	Fees	16

6.3	Invoicing and Payment	16

6.4	Fee Disputes	17

6.5	Taxes and Regulatory Fees	17

6.6	Foreign Exchange Conversion	18

2

6.7	Set-Off	18

6.8	Maintenance of Records	18

ARTICLE 7 MINIMUM SPEND COMMITMENT		19

7.1	Minimum Spend Commitment	19

ARTICLE 8 RELATIONSHIP MANAGEMENT AND METHODS OF OPERATION		21

8.1	Governance Process	21

8.2	Methods of Operation	21

ARTICLE 9 POLICIES, REGULATIONS AND CODES		21

9.1	TELUS Policies and Codes	21

9.2	Security Policies and Regulations	22

ARTICLE 10 OTHER OBLIGATIONS		22

10.1	Disaster Recovery / Business Continuity	22

ARTICLE 11 DISPUTE RESOLUTION		23

11.1	Dispute Resolution Process	23

11.2	Reliability - Performance Notwithstanding Dispute	24

ARTICLE 12 INTELLECTUAL PROPERTY		24

12.1	Ownership of Intellectual Property	24

12.2	Residual Knowledge	24

ARTICLE 13 AUDIT		25

13.1	Audits	25

13.2	Compliance	26

ARTICLE 14 INSURANCE		26

14.1	Insurance	26

ARTICLE 15 CONFIDENTIALITY, ACCESS AND SECURITY		28

15.1	Definitions	28

15.2	Exchange of Confidential Information	29

15.3	Exclusions	29

15.4	Disclosure to Representatives	30

15.5	Compelled Disclosure	30

15.6	TI Data	30

15.7	Remedies	31

15.8	Return of Confidential Information	31

3

ARTICLE 16 PROTECTION OF PERSONAL INFORMATION		31

16.1	Definitions	31

16.2	Protection of Personal Information	32

16.3	No Conflict	34

ARTICLE 17 TERMINATION		35

17.1	Termination for Convenience	35

17.2	Termination for Cause	35

17.3	Termination for Major Business or Technology Change	35

17.4	Termination for Insolvency	36

17.5	Legal or Regulatory Activity	36

17.6	Orderly Termination	36

17.7	Effect of Termination	37

ARTICLE 18 USE OF THE SERVICES		37

18.1	Usage Restrictions	37

18.2	Other Components	38

18.3	Damage Originating from TI	38

18.4	Restriction or Suspension of Services	38

ARTICLE 19 WARRANTIES		39

19.1	Disclaimer	39

ARTICLE 20 INDEMNITIES		39

20.1	General Indemnification	39

20.2	Additional Indemnification by TI	40

20.3	Indemnification Procedures	40

ARTICLE 21 LIMITATION OF LIABILITY		40

21.1	Exclusion of Liability	40

21.2	Limitation of Liability	40

21.3	Force Majeure	41

ARTICLE 22 GENERAL		42

22.1	Assignment	42

22.2	Subcontracting	42

22.3	Relationship of Parties	43

22.4	No Advertising	43

4

22.5	Governing Law	43

22.6	Notice	43

22.7	Waiver	44

22.8	Severability	45

22.9	Cumulative Remedies	45

22.10	Survival	45

22.11	Entire Agreement	45

22.12	Counterparts	45

22.13	Further Assurances	45

5

NETWORK INFRASTRUCTURE SERVICES AGREEMENT

THIS AGREEMENT is made effective as of January 1, 2021 (the “Effective Date”).

BETWEEN:

TELUS COMMUNICATIONS INC., a corporation created under the Laws of the Province of British Columbia, having its registered office at 7th Floor, 510 West Georgia Street, Vancouver, British Columbia, V6B 0M3,

(“TCI”)

- and -

TELUS COMMUNICATIONS (U.S.) INC., a corporation created under the Laws of the State of Delaware, having its registered office at 1209 Orange Street, Wilmington, DE 19801,

(“TC U.S.”)

- and -

TELUS INTERNATIONAL (CDA) INC., a corporation incorporated under the Laws of the Province of British Columbia, having a place of business at 25 York Street, Toronto, Ontario, M5J 2V5,

(“TI CDA”).

TELUS INTERNATIONAL HOLDING (U.S.A.) CORP., a corporation incorporated under the Laws of the State of Delaware, having its registered office at 2711 Centerville Road, Wilmington, DE 19808,

(“TIHUS”)

WHEREAS TI CDA is a leading global provider of innovative information technology and business process outsourcing solutions;

AND WHEREAS TCI and TC U.S. provide a wide range of communications products and services to customers;

AND WHEREAS TCI and TI CDA have an existing services relationship whereby TELUS currently provides certain administrative and support services and certain managed telecommunications and  information technology services to TI CDA under a Shared Services Agreement between TCI (legal successor in interest to TELUS Communications Company) and TI CDA dated effective April 1, 2016 (the “Bluebook SSA”) and a Shared Services Agreement (MITS Support) between TCI and TI CDA dated effective April 1, 2020 (the “Poplar SSA”);

AND WHEREAS TCI and TI CDA are entering to a Transition and Shared Services Agreement dated effective January 1, 2021 that replaces the Bluebook SSA, insofar as it applies to the above referenced administrative and support services, and terminates the Poplar SSA;

AND WHEREAS the Parties wish to document the continued sale and provision of the above referenced managed telecommunications and information technology services and the sale and provision of other telecommunications and information technology services to TI CDA and TIHUS;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

Wherever used in this Agreement, including the Schedules, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

(a)                                 “Affiliate” means, with respect to any Person, any Person Controlling, Controlled by or under common Control with such other Person. Notwithstanding the foregoing: (i) in the case of TELUS, Affiliates of TELUS will exclude the TI Group; and (ii) in the case of TI, Affiliates of TI will be limited to the TI Group.

(b)                                 “Agreement” means this agreement entitled “Network Infrastructure Services Agreement” and all Schedules attached as of, or added following, the Effective Date.

(c)                                  “Agreement Coordinators” means the Agreement Coordinators named by the Parties in connection with the Governance Process, as further described in Schedule 8.1.

(d)                                 “Baseline Services” means the Services covered under the Baseline Service Schedules.

(e)                                  “Baseline Service Schedules” has the meaning set forth in Section 1.3.

(f)                                   “Business Day” means any day on which banks are open in Vancouver, British Columbia for the transaction of business.

(g)                                  “Change” means any change, variation or amendment to a Service (excluding temporary fluctuations in usage levels and excluding any termination, in whole or in part, of a Service in accordance with the terms of this Agreement), and includes the addition of a New Service.

(h)                                 “Change Management Procedures” has the meaning set forth in Section 5.1.

(i)                                     “Change Order” has the meaning set forth in Section 5.3(a).

(j)                                    “Change Proposal” has the meaning set forth in Section 5.2(a).

(k)                                 “Change Request” has the meaning set forth in Section 5.1.

(l)                                     “Co-Located Hosting Services” means the Co-Located Hosting Services specified in Service Schedule A-3 – Co-Located Hosting Services.

(m)                             “Confidential Information” has the meaning set forth in Section 15.1(a).

(n)                                 “Contract Year” means, in the case of the first Contract Year, the period starting on the Effective Date and ending on December 31 of the same calendar year, and with respect to each subsequent Contract Year, the period from January 1 to December 31.

(o)                                 “Control” and its derivatives mean, with regard to any Person that is not an individual, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

(p)                                 “Data” means the representation of information or computer instructions in a formalized manner suitable for interpretation or processing including, without limitation, any information set forth in hard copy document or stored on disk, magnetic media, or other storage media together with any combination or organization thereof.

(q)                                 “Disclosing Party” has the meaning set forth in Section 15.1(b).

(r)                                    “Dispute” has the meaning set forth in Section 11.1(a).

(s)                                   “Dispute Notice” has the meaning set forth in Section 11.1(b).

(t)                                    “Dispute Resolution Process” means the process for resolving a Dispute, as described in Article 11.

(u)                                 “Effective Date” has the meaning set forth in the Preamble.

(v)                                 “Event of Force Majeure” has the meaning set forth in Section 21.3(a).

(w)                               “Executive Committee” means the Executive Committee named by the Parties in connection with the Governance Process, as further described in Schedule 8.1.

(x)                                 “Fees” means the amounts set forth in Schedule A or in any Service Schedule as charges for the Services to be rendered under this Agreement, together with any other amounts payable by TI under this Agreement.

(y)                                 “final resolution” has the meaning set forth in Section 6.1.

(z)                                  “General Performance Standards” has the meaning set forth in Section 4.2(a).

(aa)                          “Governance Process” means the governance process outlined in this Agreement and  Schedule 8.1.

(bb)                          “Governmental Authority” means (i) any governmental or public department, central bank, court, minister, governor-in-counsel, cabinet, commission, committee, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, federal, provincial, state, municipal, county, local or other; (ii) any subdivision or authority of any of the above; and (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

(cc)                            “Indemnitee” has the meaning set forth in Section 20.1.

(dd)                          “Indemnitor” has the meaning set forth in Section 20.1.

(ee)                            “Initial MSC” means forty-seven million nine hundred thousand (CAD $47,900,000.00) Canadian dollars.

(ff)                              “Initial MSC Floor” means thirty-five million nine hundred thousand (CAD $35,900,000.00) Canadian dollars.

(gg)                            “Initial Term” has the meaning set forth in Section 3.1(a).

(hh)                          “Intellectual Property Rights” means any and all domestic and foreign: (i) patents and applications therefor and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, design, programming architecture, notes, drawings, proprietary information, know-how, technology, technical data, schematics and customer lists, and all documentation relating to any of the foregoing; (iii)  copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (iv) trade names, corporate names, domain names, website names and worldwide web addresses, trade dress, logos, common law trademarks, trademark registrations and applications thereof; (v) any and all computer programs, applications or software whether in source, object and executable code and any proprietary rights in such programs, applications or software, including documentation and other materials or documents related thereto; (vi) any and all mask works and mask work applications, integrated circuit design or topography registration or application thereof; and (vii) any and all other intellectual or industrial property whatsoever.

(ii)                                  “Laws” means all applicable laws, statutes, by-laws, rules, regulations, orders, judgments, and arbitral or administrative judgments of any Governmental Authority having the force of law.

(jj)                                “Legal or Regulatory Activity” has the meaning set forth in Section 17.5.

(kk)                          “Losses” means all losses, liabilities, fines, damages and claims (including Third Party Claims) and all related costs and expenses (including any and all reasonable lawyers’ and other professionals’ fees and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties).

(ll)                                  “Minimum Spend Commitment” or “MSC” has the meaning set forth in Section 7.1(a).

(mm)                  “Minimum Term” means the period of time during which TI subscribes to a Service or the Services, as set out in Section 3.1(a).

(nn)                          “MSC Eligible Spend” has the meaning set forth in Section 7.1(b).

(oo)                          “MSC Floor” means the Initial MSC Floor, as adjusted from time to time in accordance with this Agreement.

(pp)                          “New TIDS Customer” means a customer of TI for TIDS services contracted after April 1, 2020.

(qq)                          “New Services” means any proposed services to be provided by TELUS to TI which are not described in Schedule A as of the Effective Date.  For clarity, a proposed increase in volume of a Service (including the delivery of an existing Service to a new TI location) which is then described in Schedule A will not be considered New Services and will be handled through the Change Management Procedures.

(rr)                                “Parties” means TCI, TC U.S. and TI.

(ss)                              “Performance Standards” means the General Performance Standards and the TIDS Performance Standards.

(tt)                                “Person” means any individual, corporation, partnership, Governmental Authority, association or unincorporated organization.

(uu)                          “Personal Information” has the meaning set forth in Section 16.1.

(vv)                          “proposed adjustment” has the meaning set forth in Section 6.1

(ww)                      “Proprietary Materials” means any work product, software (including programming code, such as source code and object code), systems, data, modules, tools, methodologies, analysis, frameworks, specifications, reports, drawings, documentation, manuals, solution construction aids, interfaces, advertising and marketing materials, formula, designs, models, drawings and inventions, including all methods and processes, business or otherwise.

(xx)                          “Receiving Party” has the meaning set forth in Section 15.1(c).

(yy)                          “Regulatory Fees” means fees required by Governmental Authorities or applicable Laws in support of any statutory or regulatory programs, established by Law now in force or enacted in the future with respect to the supply of the Services provided by TELUS under this Agreement.  Regulatory Fees shall be in addition to, but shall not include, Taxes.

(zz)                            “Renewal Term” has the meaning set forth in Section 3.1(a).

(aaa)                   “Representatives” means with respect to either Party, each of its directors, officers and employees.

(bbb)                   “Schedules” has the meaning set forth in Section 1.8, and includes any other schedules mutually agreed in writing by the Parties and signed by an authorized signatory for each Party.

(ccc)                      “Service Coordinators” means the Service Coordinators named by the Parties in connection with the Governance Process, as further described in Schedule 8.1.

(ddd)                   “Service Components” means the facilities, equipment, software, systems, processes and documentation used by TELUS to provide the Services.

(eee)                      “Service Level Payment Obligation” has the meaning set forth in Section 4.3.

(fff)                         “Service Order” means as between TELUS and TI, an order for Service made between them under an applicable Service Schedule.  Service Orders shall be in a format that has been approved by the Parties and shall be submitted or delivered and processed in accordance with TELUS’ standard service ordering procedures. Where a Service Order contains terms and conditions that have been accepted by the Parties, such terms and conditions shall only apply to those Services to which the Service Order relates and shall be deemed to supplement the terms and conditions contained herein and in the relevant Service Schedule.

(ggg)                      “Services” means the services described in Schedule A and including any services, functions and responsibilities that are necessarily incidental to or customarily provided as part of the Services (whether or not expressly described in Schedule A) and including any New Service or any Change that is approved by the Parties pursuant to the terms of this Agreement.

(hhh)                   “Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions and (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (i) above or this clause (ii).  Taxes shall be in addition to, but shall not include, Regulatory Fees.

(iii)                               “TELUS” means: (a) TCI in the case where a Service, or part of a Service, is provided to TI CDA using Service Components located in Canada or elsewhere (excluding the United States); and (b) TC U.S. in the case where a Service, or part of a Service, is provided to TIHUS using Service Components located in the United States.  As it relates to each Service, or part of a Service, that is provided to TI CDA using Service Components located in Canada or elsewhere (excluding the United States), this Agreement is deemed to be solely between TI CDA and TCI, with TCI being (i) entitled to the TELUS rights and benefits, and (ii) responsible for performance of the TELUS obligations and promises, under this Agreement, as they apply to such Service.  As it relates to each Service, or part of a Service, that is provided to TIHUS using Service Components located in the United States, this Agreement is deemed to be solely between TIHUS and TC U.S., with TC U.S. being (i) entitled to the TELUS rights and benefits, and (ii) responsible for performance of the TELUS obligations and promises, under this Agreement, as they apply to such Service.

(jjj)                            “TELUS Indemnified Parties” means TELUS and its partners and Affiliates (other than the TI Group) and its and their respective officers, directors and employees.

(kkk)                   “Term” has the meaning set forth thereto in Section 3.1(a).

(lll)                               “Termination for Default” means a termination for cause of a Service in accordance with the terms of Section 17.2.

(mmm)       “Termination for Force Majeure” means a termination by TI of a Service in accordance with the terms of Section 21.3.

(nnn)                   “Termination for Major Business or Technology Change” means a termination by TI of a Service in accordance with the terms of Section 17.3.

(ooo)                   “Third Party(ies)” means any Person other than the Parties or their respective Affiliates.

(ppp)                   “Third Party Claims” means claims made by Third Parties against TELUS Indemnified Parties or against TI Indemnified Parties.

(qqq)                   “TI” means: (a) TI CDA in the case where a Service, or part of a Service, is provided to TI CDA by TCI using Service Components located in Canada or elsewhere (excluding the United States); and (b) TIHUS in the case where a Service, or part of a Service, is provided to TIHUS by TC U.S. using Service Components located in the United States.  As it relates to each Service, or part of a Service, that is provided to TI CDA using Service Components located in Canada or elsewhere (excluding the United States), this Agreement is deemed to be solely between TCI and TI CDA, with TI CDA being (i) entitled to the TI rights and benefits, and (ii) responsible for performance of the TI obligations and promises, under this Agreement, as they apply to such Service.  As it relates to each Service, or part of a Service, that is provided to TIHUS using Service Components located in the United States, this Agreement is deemed to be solely between TC U.S. and TIHUS, with TIHUS being (i) entitled to the TI rights and benefits, and (ii) responsible for performance of the TI obligations and promises, under this Agreement, as they apply to such Service.

(rrr)                            “TIDS” means the digital services business operated by TI (formerly called the TELUS MITS business).

(sss)                         “TIDS Performance Standards” has the meaning set forth in Section 4.2(b).

(ttt)                            “TI Data” has the meaning set forth in Section 15.6(a).

(uuu)                   “TI Group” means TI and all Persons Controlled by TI.

(vvv)                   “Transferred TIDS Customers” has the meaning set forth in Section 4.2(b).

(www)             “TI Indemnified Parties” means TI and the other members of the TI Group, and its and their respective officers, directors and employees.

1.2                               Gender, Number, Etc.

In this Agreement, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.3                               Baseline Service Schedules

The Service Schedules listed in Schedule 1.3 (the “Baseline Service Schedules”) have been agreed to by the Parties as of the Effective Date.

1.4                               Currency

All references to money amounts in this Agreement or in any Schedule, unless otherwise specified, shall be to Canadian currency, where the Services are delivered in Canada or elsewhere (excluding the United States).

All references to money amounts in this Agreement or in any Schedule, unless otherwise specified, shall be to Canadian currency, where the Services are delivered in the United States.

1.5                               Article and Section Headings

The insertion of headings and the division of this Agreement into Articles and Sections are for convenience of reference only and shall not affect the interpretation of this Agreement.  The words “hereof”, “hereunder”, “hereto” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion of this Agreement.

1.6                               Consents

Where either Party has a right of consent or approval in respect of any matter in connection with this Agreement, it shall not (except as otherwise specified in this Agreement) unreasonably withhold such consent or approval and shall endeavour to respond to the other Party’s request for such consent or approval in a timely manner.  Where this Agreement provides that the Parties are to mutually agree upon certain procedures, standards or details, including in connection with Change requests, they shall at all times act reasonably, co-operatively and in good faith.

1.7                               General Interpretation

The use of the terms “including” or “include” means “including, without limitation” or “include, without limitation,” respectively.  The Parties acknowledge and agree that they have mutually negotiated the terms and conditions of this Agreement and that any provision with respect to which an issue of interpretation or construction arises will not be construed to the detriment of the drafter on the basis that such Party was the drafter, but will be construed according to the intent of the Parties as evidenced by the entire Agreement.

1.8                               Schedules

The following schedules are attached to and form part of this Agreement, as such schedules may be updated and revised from time to time pursuant to this Agreement (each a “Schedule” and, collectively, the “Schedules”):

Schedule A	Services
Schedule A-1	Service Schedule — Business Internet Bundles Service
Schedule A-2	Service Schedule — Business Long Distance Services
Schedule A-3	Service Schedule — Co-Located Hosting Services
Schedule A-4	Service Schedule — Internetworking Services
Schedule A-4	Service Schedule — ISDN-PRI Services
Schedule A-6	Service Schedule — Managed Private MPLS WAN Service
Schedule 1.3	Baseline Service Schedules
Schedule 8.1	Governance
Schedule 9.1	TELUS Policies and Codes

1.9                               Priority of Documents

In the event of any conflict or inconsistency between:

(a)                                 the Sections of this Agreement and Schedule A (including the Service Schedules), Schedule A (including the Service Schedules) shall prevail over the Sections of this Agreement, and

(b)                                 the Sections of this Agreement and any other Schedule, the Sections of this Agreement shall prevail over such Schedule;

provided however that in all cases, to the extent feasible, the provisions of such schedules and the body of this Agreement shall be construed in a consistent manner.

ARTICLE 2
STATEMENT OF OBJECTIVES

2.1                               Statement of Objectives

The Parties agree that the primary objectives and guiding principles of their contractual relationship under this Agreement are as follows:

(a)                                 to foster a relationship characterized by good faith cooperation, openness, transparency and mutual value achievement;

(b)                                 to enhance operational efficiency; and

(c)                                  to ensure that the Fees payable pursuant to this Agreement are determined on an arm’s length/fair market basis, in line with competitive prices for similar services under similar conditions between unrelated parties, taking into account any adjustments that may be appropriate in light of the particular terms of this Agreement, provided that if arm’s length pricing information is not available, the full cost recovery approach (including both direct costs and indirect overhead costs) shall govern.

The Parties agree that the above-noted objectives and guiding principles are not, as such, intended to create binding legal obligations, but are instead intended to document the mutual objectives of the Parties in connection with the services relationship. The provisions of this Agreement are to be interpreted, in case of ambiguity, in light of the objectives and guiding principles set forth in this Section.

ARTICLE 3
TERM AND MINIMUM TERM

3.1                               Term and Minimum Term

(a)                                 This Agreement is effective as of the Effective Date and, unless terminated earlier as provided in this Agreement, shall continue in effect until the tenth (10th) anniversary of the Effective Date (the “Initial Term” and, together with any Renewal Term, the “Term”).  The Initial Term shall automatically be extended for successive one (1) year terms (each, a “Renewal Term”) unless either Party gives written notice of non-extension to the other Party at least ninety (90) days prior to the end of the Initial Term or then-current Renewal Term.

(b)                                 The Minimum Term for each Service at a Service Address is specified in the Service Schedule or Service Order that applies to the Service. Unless otherwise specified in the Service Schedule or Service Order, the Minimum Term for all Services at a Service Address begins on the date all units of all Services at the Service Address have been installed by TELUS.

(c)                                  Unless otherwise specified in the Service Schedule each Service being provided by TELUS to TI at a Service Address as of the Effective Date is being contracted as of the Effective Date on a month to month basis. Unless otherwise specified in the Service Schedule or Service Order any other Service provided at a Service Address after the Effective Date will be contracted for the Minimum Term indicated in the Service Schedule or Service Order and automatically continue after the Minimum Term on a month-to-month basis on the same terms and conditions.  Where a Service is being provided on a month to month basis:

(i)                                     TELUS may terminate that Service at the Service Address by giving ninety (90) days’ advance notice to TI, and

(ii)                                  TELUS may change the charges applicable to that Service at the Service Address, by giving one hundred and twenty (120) days’ advance notice to TI.

(d)                                 Expiration or termination of a particular Service will not, in and of itself, result in the termination of any other Service or of this Agreement.  If any Minimum Term for any Service extends beyond the expiration of the Term of this Agreement, it is the intention of the Parties that, notwithstanding any such expiration of this Agreement, this Agreement shall remain in full force and effect but only as to the Service so affected and only until the expiration of the Minimum Term specified in the applicable Service Schedule or Service Order.

ARTICLE 4
SERVICES

4.1                               Services

(a)                                 In consideration of the payment by TI to TELUS of the Fees, TELUS shall provide the Services to TI in accordance with the terms and conditions set forth in this Agreement, including the Schedules.

(b)                                 Each Service provided hereunder shall be the subject of a service schedule (“Service Schedule”) under Schedule A that shall include applicable service terms and conditions which shall specify or reference, at a minimum, the following: (i) Service description; (ii) Fees; (iii) term commitments and utilization requirements, if any, applicable to the Services; (iv) service acceptance procedures, if any; (v) service level agreements, if any; and (vi) early termination charges or liabilities, if any.

4.2                               Standard of Services

(a)                                 TELUS shall provide the Services to TI substantially in accordance with the following general performance standards (collectively, the “General Performance Standards”):

(i)                                     TELUS shall provide the Services diligently and in an efficient and business-like manner that is consistent, in all material respects, with the manner and level of care with which such Services are being provided by TELUS to TI as at the Effective Date.

(ii)                                  TELUS shall allocate priority and resources to the rendering of the Services to substantially the same degree and in substantially the same manner which TELUS allocates priority and resources to the operations of other TELUS customers who receive services from TELUS that are similar to the Services (excluding, for such purposes, any service-level agreements specifically negotiated with such other TELUS customers providing for customer-specific service levels or performance standards), unless otherwise specified in Schedule A; and

(iii)                               Each Service shall be provided to the same or similar performance standard which TELUS maintains for similar services which it provides to the operations of other TELUS customers who receive services from TELUS that are similar to the Services (excluding, for such purposes, any service-level agreements specifically negotiated with such other TELUS customers providing for customer-specific service levels or performance standards).

(b)                                 Without limiting the generality of Section 4.2(a), in addition to Section 4.2(a), TELUS shall provide Co-Located Hosting Services to TI substantially in accordance with the following performance standards (collectively, the “TIDS Performance Standards”):

(i)                                     With respect to [***], TELUS shall provide the applicable Co-Located Hosting Services in the same manner and in accordance with the performance standards set out in each of the contracts for [***];  and

(ii)                                  With respect to any New TIDS Customer, TELUS shall provide the applicable Co-Located Hosting Services to TI in accordance with any specific performance standards which may be agreed to from time to time by TI and TELUS in writing for a particular customer; provided, however, that until TI and TELUS have agreed to such standards, TELUS shall provide the Co-Located Hosting Services in accordance with Section 4.2(a).

(c)                                  Each calendar year during the Term of this Agreement, TI and TELUS shall, through the Governance Process, review the allocation of priority and Performance Standards and elements of each Service and discuss service goals for the ensuing year.

4.3                               TIDS Performance Service Credits

To the extent TELUS fails to meet any TIDS Performance Standard set out in this Agreement, and where such failure results in TI paying out a service credit or other form of service penalty to a Transferred TIDS Customer (a “Service Level Payment Obligation”), TELUS shall reimburse TI for the applicable Service Level Payment Obligation in proportion to TELUS’ relative responsibility with respect to the Performance Standard failure; provided however that the total of all such reimbursements, if any, during the Term will not exceed an amount equal to twelve (12) months’ worth of Fees for the Service(s) for which such failures relate even where as a result of the failures TI pays out service credits or other forms of service penalty to one or more Transferred TIDS Customers which is in excess of such amount.

4.4                               Non-Exclusive

This Agreement is non-exclusive and does not in any way (i) limit TI’s right to contract with any other Person for the provision of services similar or identical to the Services, or for the provision of other products or services to TI, or (ii) limit TELUS’ ability to provide services similar or identical to the Services, or to provide any other products or services, to other customers of TELUS, in each case except as otherwise specifically provided for in this Agreement.

4.5                               New Services

If TI elects to procure New Services from TELUS, TI shall make such request using the Change Management Procedures and the New Services shall be contracted using the Change Management Procedures. Such New Services (including without limitation the description and Fees) will be described in a draft service schedule prepared by TELUS.  When the draft service schedule has been agreed to by the Parties, it will become a Service Schedule forming part of this Agreement under Schedule A.

ARTICLE 5
CHANGE IN SERVICES

5.1                               Change in Services

At any time, either Party may request a Change.  All Changes must be initiated through the change management procedures set forth in this Article 5 (the “Change Management Procedures”), unless otherwise specified herein, by submitting to the other Party a written notice including all relevant information reasonably required for the proper consideration of such Change (each, a “Change Request”).

Where TI is requesting the addition of Services, under a Service Schedule, such Services may be described in a Solution Details document which will be added to the Agreement to the applicable Service Schedule using the Change Order process set out below.

Notwithstanding the foregoing, any changes where the applicable Service Schedule expressly excludes the Change Order process set forth below or provides for an alternative Change Order process or means to document an applicable change (i.e. Solution Details document, Service Order or amendment) are not subject to the change management procedures set forth in this Article 5.

5.2                               Change Request

Following the delivery of a Change Request, the following provisions will apply:

(a)                                 upon receipt of a Change Request from TI, TELUS will prepare a proposal (the “Change Proposal”) within the earlier of: (i) fifteen (15) Business Days (or such longer or shorter period of time as agreed to by the Parties), or (ii)  where the Change Request relates to a service being provided by TI under a contract with a Transferred TIDS Customer a number of Business Days which allows TI to comply with any mandated timeframe in the applicable contract with the Transferred TIDS Customer for providing a proposal to the Transferred TIDS Customer, which timeframe TI will communicate to TELUS as part of the Change Request.

The Change Proposal will include a description of the impact of the proposed Change on the following (to the extent applicable having regard to the nature of the proposed Change):

(i)                                     the cost to implement the Change;

(ii)                                  the time required to implement the Change;

(iii)                               any revisions to the rights and obligations of the Parties under this Agreement relating to the Services affected by the Change;

(iv)                              a description of the Services to be provided, assuming implementation of the Change;

(v)                                 any changes to the Performance Standards;

(vi)                              any increase or decrease to the Fees; and

(vii)                           any other relevant matter related to this Agreement that will be materially impacted.

(b)                                 If TELUS initiates the Change Request, then TELUS will prepare and include a Change Proposal with the Change Request.

(c)                                  Any Change Proposal with respect to New Services will include a detailed description of any transitional or preparatory activities (including the acquisition or upgrading by TELUS of assets for use in Canada or the United States and the hiring or re-deployment by TELUS of employees or consultants) required in order to implement the New Services, and the incremental costs associated with such activities. The Parties hereby acknowledge and agree that in no circumstance will TELUS be required to acquire or hold assets outside of Canada or the United States for purposes of this Agreement. To the extent that such costs would not have been incurred by TELUS were it not for the implementation of the New Services, and to the extent that they are not otherwise factored into the Fees payable for the New Services, then, if and to the extent that the Change Proposal is approved by TI and the New Services are implemented, TELUS may require that they be reimbursed by TI, in whole or in part, on a cost-recovery basis, without markup.

(d)                                 TI will provide TELUS with a written response to the Change Proposal within (i) ten (10) Business Days (or such longer or shorter period of time as agreed to by the Parties) of receipt of the Change Proposal from TELUS, or (ii) where the Change was initiated by TI and relates to a service being provided by TI under a contract with a Transferred TIDS Customer, a number of Business Days which allows the parties to comply with any mandated timeframe in the contract with the Transferred TIDS Customer for implementation, which timeframe TI will communicate to TELUS as part of its written response, indicating TI’s approval of the Change Proposal, its rejection of the Change Proposal (indicating its reasons), the terms of a counter proposal acceptable to TI or notice of additional time required by TI to consider the Change Proposal.

(e)                                  Any Change Proposal approved by TI without modification, or any counter-proposal made by TI and accepted by TELUS, will constitute a Change Order, and TELUS will implement the Change in accordance with the particulars of the Change Order.

(f)                                   If the Parties disagree on any matter relating to a Change Request the matter will be treated as a Dispute, to be resolved pursuant to the Dispute Resolution Process, up to but not including arbitration. If the Parties are unable to settle the Dispute through the Dispute Resolution Process, the Change Request will be deemed to have been rejected.

5.3                               Change Orders

(a)                                 A Change Request will become a “Change Order” when the requirements of the procedures to consider such Change Request set out in this Article 5 have been satisfied, and the Change Request is approved by the Parties, where such approval is required pursuant to this Article 5.

(b)                                 If the Parties proceed with a Change Order (whether as the result of a Change Request ), then the Change Order will constitute an amendment to this Agreement and/or the applicable Schedule.  From and after the effective date of a Change Order, this Agreement including any applicable Schedule will be interpreted as having been amended by the Change Order.

(c)                                  Any Dispute with respect to a Change, including but not limited to any Fee adjustment required as a result of a Change, shall be treated as a Dispute and dealt with in accordance with the Dispute Resolution Process, up to but not including arbitration.

ARTICLE 6
FEES

6.1                               Guiding Principles in Establishing the Fees

The Fees payable by TI to TELUS pursuant to this Agreement have been and shall be established on an arm’s length/fair market value basis, in line with competitive prices for similar services under similar conditions between unrelated parties, taking into account any normalizing adjustments that may be appropriate to take account of the particular deal terms contained herein.  To the extent that comparable third party pricing information was or is not available, the Fees for the applicable Services have been and shall be established on a full cost-plus recovery basis (including direct costs and indirect overhead costs).

If TELUS and TI subsequently mutually determine, or if a Governmental Authority issues, or proposes to issue, assessments or reassessments of additional liability for Taxes or in respect of any other matter by reason of asserting that any Fee paid hereunder is less than or greater than the price that would have been agreed to between persons dealing at arm’s length (a “proposed adjustment”), then the relevant Fee shall be increased or decreased as necessary but only to the extent that the Fee so revised is (a) acceptable to the Parties hereto, or (b) established by the Governmental Authority or a court of competent jurisdiction (after all relevant objection or appeal rights have been exhausted or all time periods for appeal have expired without appeals having been taken) to be the price that would have been agreed to between persons dealing at arm’s length (a “final resolution”). Where any Fee paid hereunder relates to a Service that is resupplied by a Party to a non-resident, any proposed adjustment or final resolution in respect of the Service that is resupplied to a non-resident shall be taken into account in determining the amount of any proposed adjustment or final resolution with respect to that Service under this paragraph. Each Party agrees to promptly notify the other Party of the details of (i) any proposed adjustment issued by the Governmental Authority, and (ii) any final resolution of any such proposed adjustment (including in each case in respect of a resupply of a Service by a Party to a non-resident).

If a particular Fee is varied in the circumstances described in the preceding paragraph, then the Parties shall take such steps as may be necessary to reflect properly an appropriate adjustment to the Fee as varied.

6.2                               Fees

(a)                                 In consideration of TELUS providing the Services, TI shall pay to TELUS the Fees set forth in Schedule A, subject to adjustment in accordance with Section 6.1, Section 6.3 and Section 6.4, and all applicable Taxes and Regulatory Fees. Except as otherwise specified in any Service Schedule under or addendum to Schedule A that is agreed to pursuant to the Change Management Procedures describing New Services, the first invoice for any New Service will include the one-time charges, if any, set forth in the applicable Change Order, as described in Section 5.2(c).

(b)                                 TI shall reimburse TELUS for actual out-of-pocket expenses which are reasonable and necessary for TELUS to incur in order to perform the Services in question, provided that such payments shall not exceed the limits, if any, set forth in the applicable portion of Schedule A, and provided that TELUS submits reasonable supporting documentation with respect to such pass-through expenses.

(c)                                  Except for the Fees and other charges expressly provided for in this Agreement, and except as otherwise set forth in Schedule A, TI shall not be responsible for any fees, charges or expenses incurred by TELUS.  Except as otherwise expressly provided in this Agreement, each Party will be responsible for its cost of providing all facilities, personnel, training, supplies and other resources as are necessary to perform its obligations under this Agreement.

6.3                               Invoicing and Payment

(a)                                 TELUS and TI agree that:

(i)                                     where the Services are delivered in Canada or elsewhere (excluding the United States), all applicable invoices will be denominated and delivered by TELUS in Canadian dollars and invoiced amounts will be paid by TI in Canadian dollars; and

(ii)                                  where the Services are delivered in the United States, all applicable invoices will be denominated and delivered by TELUS in Canadian dollars and invoiced amounts will be paid by TI in Canadian or United States dollars, in accordance with Section 6.3(b) below.

(b)                                 Within fifteen (15) Business Days after the end of each month, or at such other time as may be agreed in the applicable Service Schedule, TELUS shall deliver an invoice to TI by email or any other method agreed to by the Parties, for the Services covered in a Service Schedule and delivered by TELUS in the immediately preceding month. TI shall, subject to Section 6.4, pay the amount due in full, without deduction or set-off, within sixty (60) days following receipt of the invoice, by electronic funds transfer or any other means mutually acceptable to the Parties. TI shall pay a late payment charge of 2% per month (compounded to 26.82% per year), calculated from the billing date, on any amounts not received by TELUS by the due date.

6.4                               Fee Disputes

(a)                                 If TI wishes to dispute an invoice, it shall do so through the Dispute Resolution Process. TI shall promptly advise TELUS of the amount of the invoice that TI considers to be in Dispute, together with a reasonably detailed description of the Dispute, and will promptly pay any undisputed portion.

(b)                                 Payment by TI shall not preclude TI from contesting any Fees TI believes to be improper or incorrect; and acceptance by TELUS of any partial payment will not constitute a waiver by TELUS of any claim that it may have to receive full payment of the applicable amount.  Any such claims, whether by TI or by TELUS, shall be dealt with pursuant to Section 6.4(a) or the Dispute Resolution Process.

6.5                               Taxes and Regulatory Fees

(a)                                 The Fees do not include any Taxes or Regulatory Fees payable by TI under this Agreement.

(b)                                 TELUS will separately itemize for TI, in writing, all Taxes and Regulatory Fees (if any) payable by TI, unless otherwise specified or required by applicable Laws. TI shall pay Taxes and Regulatory Fees at the same time as the Fees.

(c)                                  Unless TI provides TELUS with a valid tax or regulatory exemption certificate that is received by TELUS in a timely manner prior to issuance of the invoice, TI will pay or reimburse TELUS for Taxes or Regulatory Fees which are payable by TI to any Governmental Authority under applicable Laws arising from the Services, when invoiced by TELUS. TI’s obligations pursuant to this clause shall survive any termination of this Agreement.

(d)                                 TELUS will specify in writing to TI any applicable tax registration numbers and any other information required under applicable Laws.

(e)                                  TELUS shall not be required to honor or comply with any Tax or Regulatory Fee exemption unless TELUS has first received a valid and acceptable Tax or Regulatory Fee exemption certificate or other appropriate documentation issued by the applicable Governmental Authority.

(f)                                   If TI claims a Tax or Regulatory Fee exemption and TELUS relies on such exemption and does not collect the Tax or Regulatory Fee, and such certificate or other reliance by TELUS is subsequently found to be invalid by a Governmental Authority, then TI shall compensate TELUS for any assessments for such Tax or Regulatory Fee levied on TELUS, and TI shall be liable for any such uncollected Tax or Regulatory Fee, as well as any and all late charges, penalties or interest assessed thereon by any Governmental Authority.

(g)                                  The Parties agree to cooperate with each other in good faith to enable each Party to determine its Tax liabilities accurately and to reduce such liabilities to the extent permitted by applicable Law, including without limitation by way of such Tax elections as may reasonably be requested by the other Party, provided that neither Party shall be required to agree to any Tax election or to any Change in the structuring of the Fees (or any other Change) requested by the other Party if and to the extent that such Party reasonably believes that such Tax election or Change could have material adverse Tax consequences for it.

6.6                               Foreign Exchange Conversion

If TI pays any invoiced amount to TELUS in United States dollars, in accordance with Section 6.3(a)(ii), TELUS will convert the payment from TI from United States currency to Canadian currency to determine whether the invoiced amount has been paid in full. For such calculation TELUS will use the Bloomberg United States to Canadian currency exchange rate posted at the close of business on the applicable due date.  At TELUS’ discretion, or where the Bloomberg rate is not available, TELUS may use the applicable Bank of Canada exchange rate, or if not available, the equivalent rate from a commonly used online converter selected by TELUS which is available through the Internet, such as www.Oanda.com.

In connection with determining MSC Eligible Spend for the purposes of Sections 7.1(d) and (h), TELUS will convert any MSC Eligible Spend received from TIHUS in United States dollars from United States currency to Canadian currency in order to create a consolidated MSC Eligible Spend amount expressed in Canadian dollars. For such calculation TELUS will use the Bloomberg United States to Canadian currency exchange rate posted at the close of business on the last day of the Initial Contract Period or Contract Year for which the MSC Eligible Spend relates, as applicable.  At TELUS’ discretion, or where the Bloomberg rate is not available, TELUS may use the applicable Bank of Canada exchange rate, or if not available, the equivalent rate from a commonly used online converter selected by TELUS which is available through the Internet, such as www.Oanda.com.

6.7                               Set-Off

TI may, upon written notice to TELUS, set off and deduct, from any amounts payable to TELUS under this Agreement, any undisputed amounts payable to TI by TELUS. The failure by TI to set off or deduct any amount under an invoiced payment will not constitute a waiver of TI’s right of set off, deduct or collect such amount.

6.8                               Maintenance of Records

In order to be able to provide TI with detailed information concerning the Services, TELUS will keep all operational Data of TELUS relevant to the provision of the Services and the calculation of the Fees for a period of eighteen (18) months following the date they are rendered, or such longer period as may be required by applicable Law or by TELUS document retention policies. In the case of any pass-through charges and expenses or payments made by TELUS on TI’s behalf, TELUS will preserve copies of all supporting vouchers, invoices and other documentation showing all expenditures, charges, taxes and related calculations.  At the end of the Term, or otherwise prior to destruction, TELUS shall provide to TI copies, at TI’s expense (based on actual cost without mark-up), of all such records.

ARTICLE 7
MINIMUM SPEND COMMITMENT

7.1                               Minimum Spend Commitment

(a)                                TI hereby commits to an aggregate minimum spend during the first five (5) Contract Years (the “Initial MSC Period”) equal to the Initial MSC, subject to adjustment as provided in this Agreement (such amount, as adjusted from time to time in accordance with this Agreement, the “Minimum Spend Commitment” or “MSC”). The MSC represents an aggregate spend amount for all Services provided to TI by TELUS, and is not allocated or broken down by country, region or Service. Where the Agreement is terminated by TI for cause pursuant to Section 17.2 or Section 17.4, prior to the end of the fifth (5th) Contract Year, the MSC will be pro-rated based on the actual number of days the Agreement was in effect prior to such event.

(b)                                All Fees properly allocable (from an accounting perspective) as revenue to TELUS from TI (which for clarity includes revenue from both TI CDA and TIHUS) in respect of the Initial MSC Period, irrespective of the timing of the delivery, receipt or payment of the invoice (including, for purposes of this Section 7.1, amounts, if any, paid directly by TI to authorized subcontractors of TELUS) constitute eligible amounts for the satisfaction of the MSC for such period (collectively, the “MSC Eligible Spend”), subject to the following:

(i)                                Fees for increased volumes of contracted Services during the Initial MSC Period qualify as MSC Eligible Spend for such period but will not trigger an increase in the MSC;

(ii)                             Taxes and Regulatory Fees paid by TI do not qualify as MSC Eligible Spend;

(iii)                          service level credits, if any, issued in the Initial MSC Period will not be taken into account for the purposes of calculating MSC Eligible Spend (i.e. when calculating MSC Eligible Spend, the Fees paid by TI for a Service will not be adjusted by the amount of any service level credits issued in respect of such Service); and

(iv)                         for clarity, termination charges paid by TI to TELUS under this Agreement during the Initial MSC Period will qualify as MSC Eligible Spend.

(c)                                 The Initial MSC and Initial MSC Floor represents approximately 60% and 45% respectively of TI’s Services spend with TELUS as of the Effective Date.

(d)                                Within [***] following the end of the Initial MSC Period, TELUS will calculate the MSC Eligible Spend for such period and if the MSC Eligible Spend is less than the MSC (unless and solely to the extent that such deficiency is a result of a Termination for Default or a Termination for Force Majeure), TI will pay to TELUS an amount equal to [***] of the difference between the MSC Eligible Spend and the MSC. Subject to Section 7.1(e), the obligation to pay such invoiced amount will be TI’s sole liability for any such failure to meet the MSC and upon payment of the invoiced amount TI will be deemed to have satisfied the MSC for the Initial MSC Period.

TELUS shall adjust the MSC on a dollar-for-dollar basis for any Termination for Default, Termination for Force Majeure or Termination for Major Business or Technology Change, in each case where such termination relates to a Baseline Service, which has occurred during the Initial MSC Period.

In addition, TELUS shall adjust the MSC on a dollar-for-dollar basis where: (i) TI ceases to subscribe for a Service as a result of TELUS discontinuing the Service to its customers generally; and (ii) TI does not subscribe for a Service to replace the discontinued Service with comparable Fees to the discontinued Service.

Any MSC adjustment required pursuant to this paragraph (d) will be calculated as follows: TELUS shall adjust the MSC by decreasing the MSC by an amount equal to the reasonably projected reduction in Fees related to such Baseline Service for the remainder of the Initial MSC Period resulting from the termination of such Baseline Service.  The reasonably projected reduction shall be calculated based on the average volume for the terminated Baseline Service up to the time of calculating the adjustment, , irrespective of actual volume in the Contract Year of termination or the projected volume for such Service during the remainder of the Initial MSC Period.

(e)                                 The Parties hereby establish an MSC Floor.

(f)                                  Any adjustments to the MSC for Termination for Major Business or Technology Change can never result in the MSC being lower than the MSC Floor; if the result of the adjustments for Termination for Major Business or Technology Change would result in the MSC being lower than the MSC Floor, then the MSC will be deemed to be equal to the MSC Floor. Notwithstanding the foregoing, where Services are terminated pursuant to a Termination for Default or a Termination for Force Majeure, and as a result of such termination, the Fees constituting MSC Eligible Spend were below the MSC Floor, TELUS will adjust the MSC Floor, on a dollar-for-dollar basis, based on the amount by which such termination caused the MSC Eligible Spend to fall below the MSC Floor.

(g)                                 The adjustments to the MSC described in Section 7.1(d) shall be calculated in the following order:

(i)                                adjustments for Termination for Default, Termination for Force Majeure or TELUS discontinuing Services; and

(ii)                             adjustments for Termination for Major Business or Technology Change.

For clarity, where the MSC has been adjusted, TELUS will conduct the next annual MSC review using the new MSC, with such new MSC being subject to adjustment in accordance with this Section 7.1.

(h)                                TELUS will track the status of the MSC Eligible Spend on an annual basis and report the amount to TI within [***] of the end of the Contract Year. TELUS will calculate all applicable MSC and MSC Floor adjustments in accordance with this Article 7 within [***] following the event giving rise to the adjustment. Upon calculating such adjustments,

TELUS will provide written notice of the adjustments to TI for review and approval, together with the underlying calculations used to determine the adjustments.

(i)                                    [***] prior to [***] of the Effective Date, provided that TI CDA is still an Affiliate of TCI, the Executive Committee will meet and discuss in good faith the applicability and terms of the MSC and MSC Floor for the remaining [***] term of this Agreement. If the Executive Committee is unable to reach agreement within [***] of the [***] of the Effective Date the matter will be escalated to an applicable Senior Vice-President of each of TELUS and TI for determination.

ARTICLE 8
RELATIONSHIP MANAGEMENT AND METHODS OF OPERATION

8.1                               Governance Process

(a)                                 In order to effectively implement and manage the services relationship to enable the Parties to realize their mutual objectives set out in Section 2.1, the Parties have agreed to institute and maintain a structured governance process, the details of which are set out in Schedule 8.1.

(b)                                 On a semi-annual basis during the Term, the Agreement Coordinators will review the overall Governance Process, so as to potentially enhance the effectiveness of the structure and processes in order to enable the Parties to:

(i)                                     clearly understand their responsibilities under the Agreement;

(ii)                                  work co-operatively together over the Term; and

(iii)                               have a governance structure that is practical, timely and effective.

The Agreement Coordinators will submit their written recommendations for improvements, if any, to the Governance Process to the Executive Committee for approval. Once approved, TELUS will prepare within thirty (30) days a Change Order which documents the approved improvements.

8.2                               Methods of Operation

Operating procedures, if any, for the Services will be mutually agreed in writing upon by the Parties.  Details of such operating procedures will be set forth in the applicable Service Schedule or a joint operating agreement.  It is understood that the joint operating agreement may change from time to time by written agreement of the Parties.

ARTICLE 9
POLICIES, REGULATIONS AND CODES

9.1                               TELUS Policies and Codes

TELUS shall, in delivering the Services to TI, comply with applicable TELUS written policies and codes listed in Schedule 9.1 and any other written policies and codes made available to TELUS from time to time by TI that may affect the delivery of the Services to TI.  New, additional or amended policies and codes applicable to the delivery of the Services will be subject to the Change Management Procedures.

9.2                               Security Policies and Regulations

(a)                                 Without limiting the generality of Section 9.1, each Party and its Representatives and subcontractors will at all times comply with all security policies and regulations applicable to the other Party’s premises, facilities, systems and data, of which such Party is made aware. In the event that any Representative or subcontractor of a Party fails to comply with such policies and regulations, the other Party may prohibit such Representative or subcontractor from using or accessing the applicable premises, facilities, systems or data and, in the case of TELUS Representative or subcontractor, TELUS will immediately remove such individual from the provision of Services pursuant to this Agreement. Further, if in the sole opinion of a Party, any of the Representatives or subcontractors of the other Party are deemed to present a security risk to such Party, such Party may immediately terminate such individual’s access to its premises, facilities, systems and/or data and/or the premises, facilities, systems and/or data of its customers. Notice of such action will be provided to the other Party as soon as reasonably practicable. Any TELUS Representatives removed from the provision of the Services or whose access to TI’s premises, facilities, systems or data or the premises, facilities, systems or data of TI’s customers (including TI’s TIDS customers) is terminated pursuant to this Section will be replaced by TELUS with regard to the provision of the Services within three (3) Business Days of such removal or termination.

(b)                                 Subject to applicable Law and except as otherwise set forth in Schedule A, TELUS will conduct, at its own expense, background and security checks for all of TELUS’ Representatives who will be engaged in providing Services under this Agreement and will cause each subcontractor to conduct such checks on those of its employees who will be engaged in providing subcontracted services. The Parties may agree to supplement or modify the requirements of such policies in Schedule A or any other schedule. Prior to allowing a TELUS Representative to commence providing Services, or a subcontractor representative to commence providing subcontracted services, TELUS must have received a confirmed clear background and security check (meaning no criminal convictions and no criminal charges pending) in accordance with this Section for such individual.

ARTICLE 10
OTHER OBLIGATIONS

10.1                        Disaster Recovery / Business Continuity

In addition to any additional disaster recovery, crisis management and business continuity plans and procedures that may be set forth in Schedule A with respect to the Services, TELUS shall, for all Services,  maintain and comply with reasonable disaster recovery, crisis management and business continuity plans and procedures designed to help ensure that it can continue to provide the Services in accordance with this Agreement in the event of a disaster or other significant event that might otherwise impact its operations.

ARTICLE 11
DISPUTE RESOLUTION

11.1                        Dispute Resolution Process

(a)                                 The Parties agree to use good faith efforts to resolve any dispute, controversy or claim relating to or arising from or related to this Agreement including any provision of the Schedules (in each case, a “Dispute”), in accordance with the Dispute Resolution Process set forth in this Article 11. In the case of a Dispute in respect of a particular Service, TELUS and TI will first attempt in good faith to resolve such Dispute informally through their Service Coordinators, as set forth in Schedule A.  If the Service Coordinators are not able to resolve such Dispute within ten (10) Business Days or such other time period as may be set forth in Schedule A, either Party may commence the formal Dispute Resolution Process under this Article 11.

(b)                                 Either Party may commence the Dispute Resolution Process by informing the Agreement Coordinator of the other Party in writing of the nature of the Dispute with all relevant information (a “Dispute Notice”).  The Agreement Coordinators will meet within five (5) Business Days of the receipt of the Dispute Notice to review the information with the objective of resolving the Dispute.

(c)                                  If the Agreement Coordinators are unable to resolve the Dispute within ten (10) Business Days of the meeting referred to in Section 11.1(b) above, either TELUS or TI may refer the matter to the Executive Committee by written notice to the Executive Committee in accordance with Schedule 8.1.  The Executive Committee will meet as often as reasonably required and each Party will provide any information reasonably required by the Executive Committee related to the Dispute, with the objective of resolving the Dispute. If the Executive Committee is unable to resolve the Dispute within ten (10) Business Days of the referral of the Dispute, or within any other delay as may be agreed between the Parties, either Party may, by written notice to the other Party, refer the Dispute to binding arbitration as set out below.

(d)                                 Any Dispute which cannot be settled in accordance with Sections 11.1(a) to 11.1(c) above, shall be exclusively settled in accordance with this Section 11.1(d) to the exclusion of the courts, subject to the exceptions contained at Section 11.1(e).

The Parties shall attempt within ten (10) days of the date of referral to arbitration to agree on a single arbitrator who shall be called to the British Columbia bar and be familiar with commercial law and the IT industry.  If the Parties are unable to agree upon an arbitrator, then either Party may apply to the British Columbia International Commercial Arbitration Centre for the appointment of the arbitrator, in accordance with its rules of procedure.  The arbitrator shall proceed with the hearing within fifteen (15) days of his/her appointment and shall render a decision within fifteen (15) days after the completion of the hearing.  The Parties will apply the procedure rules determined by the arbitrator.  The arbitration and the arbitral award shall be held confidential.  The seat of arbitration shall be Vancouver, British Columbia and the arbitration shall be conducted in English.  The award of the arbitrator shall be final and binding.  All the expenses related to the arbitration shall be shared equally by the Parties, unless otherwise decided by the arbitrator.

(e)                                  Notwithstanding any provision contained in this Agreement to the contrary, the Parties agree that the Dispute Resolution Process set forth in this Article 11 shall not apply in circumstances where:

(i)                                     the claimant is seeking a temporary restraining order or other immediate injunctive relief;

(ii)                                  a Third Party has brought a claim in court against one Party, who wishes to implead the other Party in such proceeding, except with the consent of such Third Party; or

(iii)                               the dispute relates to Claims in respect of Intellectual Property, whether initiated by Third Parties or by a Party.

The Parties further agree that Section 11.1(d) shall not apply in circumstances where this Agreement specifically references arbitration as not being applicable.

11.2                        Reliability - Performance Notwithstanding Dispute

The Parties agree that, in light of the paramount importance of the reliability of the Services, in order to fulfil the Customer First obligations of the Parties, except where clearly and unambiguously prevented by the nature of the matter that is the subject of the Dispute and without limiting either Party’s rights of termination under Article 17, each of the Parties shall continue performing their respective obligations under this Agreement (including payment of Fees in the case of TI and the performance of Services in the case of TELUS) while the Dispute is being resolved, unless and until such obligations are terminated or expire in accordance with the provisions of the body of this Agreement or Schedule A, as applicable.  For greater certainty, each of the Parties agrees that only the specific item that is the subject of the Dispute shall be subject to the Dispute Resolution Process under this Article 11 (for example, if a portion of an invoice is disputed by TI, only the disputed amount will be subject to the Dispute Resolution Process and TI will be required to pay the non-disputed amount).

ARTICLE 12
INTELLECTUAL PROPERTY

12.1                        Ownership of Intellectual Property

All right, title and interest in any and all Intellectual Property Rights resulting or based on any Services provided by TELUS to TI hereunder shall be owned exclusively by TELUS. All right, title and interest, and all Intellectual Property Rights, in any Service Components used to provide the Services shall be, and remain, with TELUS, or its suppliers or licensors.

12.2                        Residual Knowledge

Nothing contained in this Agreement shall restrict either Party from the use of any know-how, concepts, or modifications of concepts, methodologies, processes, technologies, algorithms or techniques relating to the Services which either Party, individually or jointly, develops or discloses under this Agreement, provided that in doing so such Party does not breach its confidentiality obligations specified in this Agreement or infringe the Intellectual Property Rights of the other Party.

ARTICLE 13
AUDIT

13.1                        Audits

(a)                                 During the Term and for a period of twelve (12) months after the end of the Term, (but not more than once in any calendar year) TELUS will provide TI and any internal or external auditor appointed by TI, upon seven (7) days prior written notice from TI, with reasonable access to all relevant books and records in order to conduct audits in order to verify:

(i)                                     TELUS’ calculation of the Fees and other charges payable by TI (including providing access to all raw Data from which such reports are compiled);

(ii)                                  any pass-through expenses charged by TELUS to TI under this Agreement and the Schedules;  and

(iii)                               TELUS’ compliance with privacy and protection of Personal Information obligations under this Agreement.

(b)                                 Subject to applicable confidentiality requirements, TELUS shall, as part of the Services, provide to TI and its auditors any assistance that they may reasonably require in connection with an audit.  TELUS shall use all reasonable efforts to arrange its affairs, relationships and agreements in such a way that TI and its auditors can conduct their activities as permitted by this Section.

(c)                                  Audits will be conducted at TI’s expense (except for TELUS’ internal time, which shall be at its own cost and expense) unless such audit reveals a net discrepancy in favour of TI of greater than 5% in respect of amounts that were charged under this Agreement in respect of the time period examined, in which case TELUS shall reimburse TI for all reasonable out-of-pocket costs incurred by it in connection with such audit, subject to the provision by TI of reasonable supporting documentation.

(d)                                 If the proposed auditor is a Third Party, the auditor shall be required to enter into a non-disclosure agreement in a form to be agreed between the Parties, which shall include at least the same level of non-disclosure obligations as those contained in this Agreement.  Without limiting the generality of the foregoing: (i) the form of non-disclosure agreement shall provide that all information obtained through the audit will be considered to be confidential information which cannot be disclosed or used by the auditor for any purpose other than the audit; and (ii) if the proposed auditor is a direct competitor of TELUS, it shall be a requirement that the staff members of the auditor establish a confidentiality screen to the satisfaction of TELUS, acting reasonably, to prevent the internal disclosure by the audit staff of the auditor to the staff which are carrying on the competitive activity.

(e)                                  No audit shall relieve TELUS from its obligations to comply with the provisions of this Agreement.

13.2                        Compliance

(a)                                 TI will provide TELUS with a copy, which at TI’s option may be a redacted copy, of any report produced in connection with an audit conducted by TI under this Agreement. TELUS shall respond in writing to any deficiencies noted in the report within thirty (30) days of receipt of the report.  If any audit reveals that TELUS is not in compliance with this Agreement or any applicable generally accepted accounting principle, TELUS shall promptly bring itself into compliance, and shall complete and communicate in writing to TI for TI’s approval a plan for timely resolution of the deficiencies identified.

(b)                                 If, as a result of any such audit, it is determined that there have been reporting errors, including both undercharges and overcharges, and the net result of such errors is an amount owing by one Party to the other, then TELUS shall promptly pay to TI, or TI shall promptly pay to TELUS, as applicable, the amount owing. Notwithstanding the foregoing, a Party shall not be obligated to make an adjustment payment to the other Party under this Section unless the net discrepancy is greater than 5% (in which case it will be obligated to make a payment for the entire amount of the discrepancy, not only the excess over such 5% threshold).

(c)                                  Upon request, TELUS will provide evidence of stated compliance and accreditation, certificates, attestations, or reports resulting from accredited independent third party audits conducted by TELUS such as ISO 27001, CSAE 3416, SOC 2. Where applicable, the accredited independent third-party audits will occur, at the frequency required by the relevant standard to maintain applicable Services stated compliance and accreditation.

ARTICLE 14
INSURANCE

14.1                        Insurance

(a)                                 TELUS will, without limiting its liability under this Agreement or its obligations under applicable Laws, at its own expense, obtain and maintain in full force and effect prior to the commencement of provision of the Services and throughout the Term, the following insurance coverage, including coverage for its officers, directors and employees:

(i)                                     Commercial General Liability Insurance, on an occurrence basis having a limit of [***] inclusive per occurrence and in the aggregate for products and completed operations, and insuring against claims for bodily injury, personal injury, death, and property damage, including loss of use, arising out of the operations of TELUS under this Agreement. Such insurance will include the following:

(A)                              Blanket written contractual liability;

(B)                               Products and completed operations liability;

(C)                               Non-owned automobile liability;

(D)                               Cross liability or severability of interests clause; and

(E)                                Contingent employer’s liability.

The Commercial General Liability policy shall include TI and its directors, officers, employees and agents as additional insureds but only with respect to liability arising out of TELUS’ operations under this Agreement. Such insurance shall contain a provision whereby the insurers will endeavour to provide TI [***]notice of cancellation.

(ii)                                  Automobile Liability Insurance having a limit of [***] inclusive per occurrence and insuring against claims for bodily injury, including death, and for property damage arising out of the use of TELUS’ owned and leased vehicles in North America if such vehicles are used in the performance of this Agreement.

(iii)                               Technology, media and professional liability insurance having limits of [***] each claim and in the annual aggregate insuring against claims arising out of any negligent act, error or omission, or any unintentional breach of contract, in rendering or failure to render services under this Agreement. Such policy shall also insure against claims for (1) the theft, loss or unauthorized disclosure of personally identifiable non-public information; (2) a security breach that results in the alteration, corruption, destruction, deletion or damage to data; the failure to prevent transmission of malicious code; or a denial of service attack; and (3) infringement of copyright or infringement of trade dress or trademark, service mark or service name. The policy shall also include coverage for notification costs, defense costs and crisis management, forensic and investigative expenses.

(iv)                              Workers’ Compensation Insurance in compliance with applicable Laws imposed by the jurisdiction in which the Services are being provided, whether federal, provincial, or state, pertaining to the compensation of injured employees assigned to the Services including voluntary compensation.

(v)                                 Employer’s Liability Insurance of [***]when any portion of the Services is provided by TELUS employees primarily based outside of Canada.

(b)                                 The products and completed operations endorsements required by Section 14.1(a)(i) and the Technology, Media and Professional Liability insurance required by 14.1(a)(iii) shall be maintained on a continuous basis for [***] subsequent to termination of this Agreement.

(c)                                  Any self-insured retention, deductibles, and exclusions in coverage in the policies required under this Article 14 relating to risks for which TELUS is responsible pursuant to the terms of this Agreement will be assumed by, for the account of, and at the sole risk of TELUS and, to the extent applicable, will be paid by TELUS.

(d)                                 The limits of insurance required hereunder may be provided through any combination of primary, umbrella and excess policies.

(e)                                  TELUS will deliver to TI up-to-date insurance certificates evidencing such required coverage before the commencement of provision of the Services, within fifteen (15) days of the renewal of any such policy, and otherwise from time to time as is reasonably required by TI, provided that TI has no obligation to examine such certificates or to advise TELUS in the event its insurance is not in compliance with this Article 14.

(f)                                   All insurance required to be obtained by TELUS under this Article 14 shall be placed with insurers having an AM Best rating of “A-” or better, or the equivalent, and which are licensed to provide insurance coverage in the jurisdictions in which the Services will be conducted.

(g)                                  TELUS, unless otherwise agreed in writing by TI, will cause any subcontractors or sub-consultants of TELUS to obtain and maintain reasonable levels and types of insurance that a prudent subcontractor or sub-consultant would maintain given the nature of services they may provide in connection with this Agreement and including coverage for their respective officers, directors and employees.

(h)                                 Neither the providing of insurance by TELUS in accordance with the requirements of this Agreement nor the insolvency, bankruptcy or failure of any insurance company to pay any claim accruing shall be held to waive any of the provisions of this Agreement with respect to the liability of TELUS or otherwise. The presence or absence of such insurance coverage as contemplated by this Agreement does not in any way decrease TELUS’ liability owed to TI.

ARTICLE 15
CONFIDENTIALITY, ACCESS AND SECURITY

15.1                        Definitions

(a)                                 “Confidential Information” means all information which can reasonably be considered to be confidential and proprietary, whether transmitted electronically or in written form, relating to the business, operations, processes or technology of the Disclosing Party or any of its Affiliates, which shall include but not be limited to all data, reports, interpretations, financial statements, forecasts and records containing or otherwise reflecting information concerning the Disclosing Party or any of its Affiliates which the Receiving Party or its Representatives may receive from the Disclosing Party in connection with this Agreement, including Proprietary Materials, business and marketing strategies (including pricing policies, cost and profit information, customer information, supplier information), product development plans, information relating to the design of equipment or facilities or products, trade secrets, together with other documents, which contain or otherwise reflect information regarding the Disclosing Party and/or any of its Affiliates.  This Agreement is part of the Confidential Information, and constitutes joint Confidential Information of both TI and TELUS.

(b)                                 “Disclosing Party” means the Party disclosing the Confidential Information or on behalf of whom Confidential Information is disclosed to the Receiving Party.

(c)                                  “Receiving Party” means the Party receiving Confidential Information and such of its Representatives as may receive Confidential Information on its behalf.

15.2                        Exchange of Confidential Information

Confidential Information shall remain the sole and exclusive property of the Disclosing Party that has disclosed the Confidential Information and the Disclosing Party shall retain all right, title and interest in and to the Confidential Information it has disclosed to the Receiving Party except as may be provided otherwise in Article 12 (Intellectual Property).  The Receiving Party shall at all times maintain the Confidential Information in strict confidence, and shall use and copy the Confidential Information solely to carry out the activities contemplated by this Agreement and shall not otherwise use or copy the Confidential Information for any purpose including achieving any other commercial or financial benefit.  In addition, the Receiving Party shall not, subject to Section 15.3 below, publish, disseminate or disclose the Confidential Information to others without the Disclosing Party’s prior written consent. Each Party shall comply with all requirements of applicable Law concerning the protection, security and segregation of Confidential Information.

15.3                        Exclusions

The Receiving Party’s obligations under Section 15.2 shall not apply to information which:

(a)                                 it can be shown was lawfully known or independently developed by the Receiving Party prior to use by or disclosure to the Receiving Party, without any reference to the Confidential Information of the Disclosing Party;

(b)                                 is previously known to or in the  Receiving Party’s lawful  possession prior to the date of disclosure as evidenced by the Receiving Party’s written record and was not so provided to the Receiving Party under circumstances where the Receiving Party was under a duty of confidentiality;

(c)                                  is obtained by the Receiving Party from an arm’s length Third Party having a bona fide right to disclose same and whom the Receiving Party reasonably concludes, after due inquiry, was not otherwise under an obligation of confidence or fiduciary duty to the Disclosing Party or its Representatives;

(d)                                 is or becomes public knowledge through no fault or omission of, or breach of this Agreement by, the Receiving Party or its Representatives; or

(e)                                  is licensed for use by the Receiving Party, to the extent that such information is reasonably required to be disclosed in connection with the provision of the Services (or services provided in place of the Services) and the Person to whom such Confidential Information is disclosed has agreed in writing to keep such Confidential Information strictly confidential; or

(f)                                   subject to Section 15.5 (Compelled Disclosure) below, is required to be disclosed pursuant to a final judicial or governmental order or other legal process or requirements of any stock exchange or securities regulatory authorities or Law.

The foregoing shall not be interpreted as a grant of permission by or a grant of license by the Disclosing Party to the Receiving Party in respect of the use or disclosure of information in breach of any applicable Law or the use or disclosure of information of pertaining to any other Person.

15.4                        Disclosure to Representatives

The Receiving Party is permitted to disclose the Confidential Information only to such of its Representatives, or in the case of TELUS its subcontractors, who need to know the Confidential Information to carry out the activities contemplated by this Agreement. The Receiving Party hereby specifically covenants and agrees that it shall ensure that its Representatives, and in the case of TELUS its subcontractors,  comply with and are bound by the terms and conditions of this Article 15.

15.5                        Compelled Disclosure

In the event that a Receiving Party, or anyone to whom a Receiving Party discloses Confidential Information pursuant to this Agreement or otherwise, becomes legally compelled to disclose any Confidential Information of the Disclosing Party, it shall immediately advise the Disclosing Party of that fact. The Receiving Party will then, at the request of the Disclosing Party, exercise commercially reasonable efforts to prohibit the disclosure of the Confidential Information. In the event that both Parties are unable to prevent the disclosure in such aforesaid circumstances of such Confidential Information, the Receiving Party will, or will use commercially reasonable efforts to cause such person to whom the Receiving Party disclosed the Confidential Information, to furnish only that portion of the Confidential Information which the Receiving Party is advised by written opinion of counsel is legally required to be furnished by the Receiving Party to such person and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be afforded to that portion of the Confidential Information so furnished.

15.6                        TI Data

(a)                                 Without limiting the generality of Section 15.1, all Data provided by TI to TELUS and all data created by TELUS in connection with the Services, other than TELUS’ back office data (such as TELUS’ human resources, financial and administrative data and correspondence), whether prepared by TELUS, TI or a Third Party in any form (collectively, the “TI Data”) will at all times remain the exclusive property of TI. Except as otherwise expressly approved by TI, TELUS:

(i)                                     shall not use TI Data  other than in connection with providing the Services; and

(ii)                                  shall not sell, assign, lease or otherwise commercially exploit TI Data.

(b)                                 Upon TI’s request, at any time, where required by applicable Law or where not required by TELUS to perform its obligations under this Agreement, or upon termination or expiration of this Agreement, TELUS will promptly return to TI, in the format and on the media then existing, all or any part of the TI Data or applicable TI Data, as the case may be, and erase or destroy all or any part of the TI Data, as applicable, in TELUS’ possession or control, in each case to the extent so requested by TI.

15.7                        Remedies

The Receiving Party agrees that damages alone may not be a sufficient remedy in the event of breach of the provisions of this Article 15 and that the Disclosing Party shall be entitled to equitable relief, including a restraining order, injunctive relief, specific performance and/or other relief as may be granted by any court to prevent breaches of this Article 15 and to enforce specifically the terms and provisions hereof in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which the Disclosing Party may be entitled at Law or in equity in the event of any breach of the provisions hereof.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article 15 but shall be in addition to all other remedies available at law or in equity.

15.8                        Return of Confidential Information

Each Party shall promptly return to the other Party, upon the termination or expiration of this Agreement, or certify as destroyed, all Confidential Information of the other Party in whatever form, including all electronic and magnetic copies and notes thereof, regardless of whether such Confidential Information was furnished by the Disclosing Party, except that:

(a)                                 TI shall not be obligated to return to TELUS any Confidential Information included in Proprietary Materials of TELUS licensed to TI; and

(b)                                 TELUS may, subject to the terms of this Article 15, keep a copy of any Confidential Information that is reasonably required by TELUS to fulfill or demonstrate that it has fulfilled its obligations under this Agreement.

ARTICLE 16
PROTECTION OF PERSONAL INFORMATION

16.1                        Definitions

For the purposes of this Article and elsewhere in this Agreement:

(a)                                 “Personal Information” means information that:

(i)                                     is about an identifiable individual, including information that either TELUS or TI can associate with, or relate back to, an identifiable individual; and

(ii)                                  is disclosed or transferred by TI to TELUS pursuant to this Agreement or is otherwise collected or compiled by TELUS in the performance of the Services;

(b)                                 “Privacy Laws” means all privacy legislation applicable to TELUS or TI in the course of Processing Personal Information in connection with the Services; and

(c)                                  “Processing” or “Process” means the collection, use, modification, retrieval, disclosure, storage, anonymization, deletion, and management of Personal Information.

16.2                        Protection of Personal Information

TELUS agrees that:

(a)                                 in providing the Services, it shall comply with Privacy Laws;

(b)                                 as between TI and TELUS, all Personal Information (excluding any information that has been disclosed by TELUS to TI or a TI Affiliate or subcontractor in the course of obtaining services from TI under an Amended and Restated Master Services Agreement between the Parties dated January 1, 2021) is, and shall remain, the exclusive property of TI as the Data controller;

(c)                                  TELUS as the Services provider will only Process Personal Information for the purposes of rendering the Services in accordance with the Agreement and as otherwise instructed by TI in writing from time to time;

(d)                                 TELUS shall treat all Personal Information as confidential and shall limit access to Personal Information to those Representatives or authorized subcontractors  who have a need to access such information in order to deliver the Services;

(e)                                  TELUS shall advise its Representatives receiving Personal Information of the obligations of TELUS respecting confidentiality that are contained in this Article 16 and in Article 15 (Confidential Information);

(f)                                   except as may be otherwise expressly provided for in the body of this Agreement or the Schedules, TELUS shall not disclose or transfer Personal Information and shall implement the obligations respecting confidentiality [***] contained in this Agreement, the Schedules or under applicable Laws that are intended to prevent TELUS Representatives or subcontractors from disclosing or transferring any Personal Information, to any third party, including any agent or subcontractor of TELUS, unless:

(i)                                     TI has consented in writing to such disclosure or transfer, which consent TI may withhold in its absolute discretion; and

(ii)                                  TELUS has obtained the written agreement of the third party to comply with all of the terms of this Article 16 with respect to Personal Information disclosed or transferred to it or otherwise collected or compiled by it;

(g)                                  TELUS shall take all agreed steps to implement [***], including measures required under applicable Privacy Laws, to [***] Personal Information against [***], including in the event of a disruption, disaster or failure of TELUS’ primary systems or operational controls;

(h)                                 TELUS shall establish, implement, maintain and fully comply with privacy policies (including privacy breach response) and practices designed to protect Personal Information from unauthorized access, use or disclosure or processing more generally, which will be specific to TELUS locations and operations;

(i)                                     TELUS shall permit Representatives of TI to review the privacy policies and documented practices of TELUS at any time during the Term, including the training of relevant personnel, as those policies and documented practices relate to Personal Information, and to request TELUS to make any changes, in accordance with the Change Management Procedures, that TI, acting reasonably, considers necessary in order to ensure compliance with TI privacy and [***] policies;

(j)                                    TELUS shall establish, implement, maintain and comply with the [***] to protect [***] of Personal Information, including those [***] set out elsewhere in this Agreement or the Schedules, which the Parties agree are adequate;

(k)                                 TELUS shall permit Representatives of TI to review [***] and to request TELUS, in accordance with the Change Management Procedures, to implement [***] as TI, acting reasonably, considers necessary in order to ensure compliance with [***];

(l)                                     unless otherwise agreed by the Parties in writing, TELUS shall not transfer or otherwise Process any Personal Information, either physically or electronically outside of the TELUS location(s) from which the Services are delivered, and shall implement the obligations respecting confidentiality or [***] contained in this Agreement, the Schedules or under applicable Laws that are intended to prevent TELUS Representatives or subcontractors from accessing Personal Information from outside of, the TELUS location(s) from which the Services are delivered and pursuant to which Services the Personal Information is being disclosed or accessed;

(m)                             TELUS shall immediately forward to the TI Privacy Office: (i) any enquiry by any individual relating to, among other things, access to, or the amendment of, any Personal Information, or (ii) any complaint received by TELUS relating to the Processing of Personal Information, and TELUS shall promptly comply and fully cooperate with all instructions of TI, as it may reasonably require, in responding to such enquiry or complaint;

(n)                                 unless expressly prohibited by Law, TELUS shall immediately notify TI of any inquiries, complaints, or notices of investigation or non-compliance received from any Canadian or foreign Governmental Authorities related to the Processing of Personal Information, and it shall promptly comply and fully cooperate with all instructions of TI, as it may reasonably require, in responding to such enquiries, complaints or notices, and any action taken in connection therewith;

(o)                                 if TELUS  is required or becomes compelled by a Law or a judicial, regulator or administrative order to disclose any Personal Information, TELUS shall, unless expressly prohibited by Law, promptly (and in any event before complying with any such requirement) notify TI in writing and shall comply and fully cooperate with all instructions of TI with respect to all related , including taking legally available steps to resist or limit the disclosure and to maintain confidentiality by the court or regulatory or administrative body;

(p)                                 if TELUS becomes aware of, or has reason to suspect, a security breach related to Personal Information, any unauthorized access to, or Processing of, any Personal Information, or a breach of any of its obligations in this Article 16, TELUS shall immediately notify TI and TI’s Privacy Officer in writing, take all reasonable measures to rectify such breach and prevent any further breaches, and comply with all reasonable instructions of TI in investigating and remedying the breach or otherwise and, upon request by TI, provide commercially reasonable assistance, including records or information, to enable TI to comply with obligations imposed on TI by applicable Law; and

(q)                                 upon the expiry or termination of this Agreement, TELUS shall cease any and all use of Personal Information and shall, at the written request of TI, either securely return all Personal Information to TI, including any copies in every media, or securely and permanently destroy it using appropriate means and certify in writing such return/destruction within a timeframe requested by TI, acting reasonably.  In the event applicable Law does not permit TELUS to comply with the return or destruction of the Personal Information, TELUS warrants that it shall ensure the strict confidentiality of the Personal Information and that it shall not Process any Personal Information by or on behalf of TI, or otherwise, after termination of the Agreement.

16.3                        No Conflict

TELUS agrees that its obligations under this Article 16 are in addition to, and not in substitution for, any other obligations respecting confidentiality or security that may be contained in this Agreement.

ARTICLE 17
TERMINATION

17.1                        Termination for Convenience

(a)                                 The Parties acknowledge and agree that except as otherwise provided in Schedule A, a Service may be terminated by TI upon giving thirty (30) days prior written notice to TELUS, provided that TI pays TELUS all unpaid Fees (excluding any disputed amounts that have been properly withheld by TI in accordance with this Agreement) for such Service and any required termination charges specified in Schedule A.

(b)                                 The Parties also acknowledge and agree that each Service may be terminated in whole or in part under this Section 17.1 without requiring termination of this Agreement or the remainder of the Services.

17.2                        Termination for Cause

Either Party may terminate this Agreement, or any one or more of the Services by providing written notice to the other Party, if the other Party is in material breach of its obligations under this Agreement or under the provisions of Schedule A relating to such Service(s), and the Party in breach fails to cure such material breach within:

(a)                                 thirty (30) days after receipt of written notice from the other Party describing the breach in reasonable detail; or

(b)                                 if the breach cannot reasonably be cured within thirty (30) days, within such reasonable additional time period as may be agreed by the non-breaching Party, provided that the Party in breach is exercising good faith and all commercially reasonable efforts to cure such breach.

Without restricting the ability of a Party to make a claim of material breach, a breach of any of the following will be deemed to a material breach of this Agreement: (i) applicable Law, (ii) the confidentiality provisions set forth in Article 15; (iii) the privacy and security provisions set forth in Article 16; and (iv) the assignment provisions set forth in Section 22.1.

17.3                        Termination for Major Business or Technology Change

At any time following the end of the third Contract Year, TI may unilaterally terminate a Service by providing TELUS with sixty (60)) days prior written notice in the event of a material change in: (a) TI’s business including, without limitation, a sale of a material portion of TI’s business (for example the sale by TI of the TIDS business which negates the need for the then current Services required to support TI services being provided to TIDS customers), or (b) technology used by TI, including, without limitation, the transition of Co-Located Hosting Services to cloud based solutions which negates the need for the then current Co- Located Hosting Services required to support hosting services being provided to TIDS customers), provided that (i) TI pays TELUS all unpaid Fees (excluding any disputed amounts that have been properly withheld by TI in accordance with this Agreement) for such Service, (ii) TI pays, or reimburses TELUS for, any unrecovered build or up front capital costs incurred by TELUS in connection with the installation of the terminated Service (which have been amortized over the Minimum Term), and (iii) TI pays TELUS all third party costs or cancellation or termination charges or fees incurred by TELUS as a result of the termination by TELUS of any third party services or agreements, in connection with the termination of the Service, including any such costs or charges associated with third party off-net lease obligations, third party licensing obligations, or other financial obligations levied by a third party in connection with the provisioning or delivery of the terminated Service.

17.4                        Termination for Insolvency

Either Party can terminate this Agreement with immediate effect if the other Party makes a general assignment for the benefit of creditors or a proposal or arrangement under any applicable bankruptcy or insolvency legislation (or gives notice of its intent to make a proposal), if a petition is filed against the other Party under any applicable bankruptcy or insolvency legislation, and the other Party is not disputing such petition diligently and in good faith within ten (10) days of such petition being received, if the other Party shall be declared or adjudicated insolvent or bankrupt, if a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager or any other officer with similar powers shall be appointed of or for the other Party or if the other Party shall propose a compromise or arrangement or institute proceedings to be adjudged bankrupt or insolvent or consents to the institution of such appointment or proceedings or admits in writing inability to pay debts generally as they become due.

17.5                        Legal or Regulatory Activity

TELUS may suspend or discontinue the provision of any Service, or portion thereof, upon as much prior notice to TI as feasible, up to ninety (90) days, where Legal or Regulatory Activity prohibits, restricts or otherwise prevents TELUS  from provisioning such Service, or portion thereof, hereunder.  For the purposes of this Section, “Legal or Regulatory Activity” shall mean any rulings and/or modifications to applicable Laws, legislation or regulation, by any regulatory agency, governing authority or legislative body which occur subsequent to the Effective Date of this Agreement.

17.6                        Orderly Termination

(a)                                 In the event of the termination or expiration of this Agreement or any Service Schedule for any reason whatsoever (other than a termination by TI pursuant to Section 17.1(a)), TELUS shall as soon as possible and in any event within thirty (30) days of the termination date, prepare with TI a termination assistance plan and provide the termination assistance services specified therein for such period as TI may reasonably require up to a maximum of twelve (12) months after the date of such termination or expiration.  TI may at its option extend the twelve (12) month period by up to an additional twelve (12) months by providing a written request to TELUS if the transition out is not completed by such time.

(b)                                 The Parties agree that during the termination assistance period:

(i)                                     TELUS shall continue to provide the Services and TI shall continue to pay the Fees for such Services (provided that, where the termination is as a result of a default by TI, TELUS may, by written notice to TI, require payment in advance for any Services to be rendered); and

(ii)                                  there will be no additional charges invoiced for the termination assistance services where such termination assistance services can be provided using then-current resources.

Notwithstanding the foregoing, if any Changes are required to implement the termination assistance services, such Changes shall be subject to the Change Management Procedures.

(c)                                  The Parties agree that the termination assistance plan shall include all services necessary for the transition of the applicable Services from TELUS to TI or to any Third Party service provider, as directed by TI.  TELUS shall cooperate in good faith with TI and any replacement service provider so as to ensure a smooth transition, without interruption of or adverse impact to the Services.  In order to ensure a smooth transition, the Parties shall each name a project manager for the implementation of the termination assistance plan who shall, in the event of any termination of this Agreement as a whole, or of the termination of more than one Service, or if the scope of the termination services otherwise reasonably warrants (as mutually agreed between the Parties), be entirely dedicated to the implementation of the termination assistance plan during the time period thereof.

17.7                        Effect of Termination

(a)                                 Termination of this Agreement or any Service, however and whenever occurring, shall not prejudice or affect any right of action or remedy that has accrued to either Party up to and including the date of such termination.

(b)                                 Upon the expiration or any termination of this Agreement and unless otherwise provided in any applicable termination assistance plan, without limiting the generality of Section 15.8, TELUS shall return to TI, within thirty (30) days of such expiration or termination, all tapes, documentation, forms and other property of TI in the possession or control of TELUS or its subcontractors as well as any other information and material relating thereto or relating to TI or its business.

ARTICLE 18

USE OF THE SERVICES

18.1                        Usage Restrictions

TI shall comply with all restrictions on use of the Services in this Agreement, and with any use policies or instructions that apply generally to all TELUS customers using the same service and that are communicated to TI by TELUS. TI shall not:

(a)                                 tamper with or change the Services or any Service Components,

(b)                                 abuse the Services or use them in a manner that interferes with any Service Components, TELUS’ network, or the use of TELUS services by other persons, or in a manner that avoids the payment of any charges, or

(c)                                  use the Services in violation of any Law or another person’s rights, or for an illegal purpose.

18.2                        Other Components

TI is responsible for the selection, supply, installation, maintenance, and security of all equipment, software, data, and services necessary for use or used in conjunction with the Services.

18.3                        Damage Originating from TI

TI is responsible and will be liable to TELUS for:

(a)                                 all access to and use of the Services, including use that breaches this Agreement, by any person through TI’s equipment, software or services (other than TELUS or a TELUS contractor) or by any person using any TI credentials or permissions necessary to access or use the Services (other than TELUS or a TELUS contractor); and

(b)                                 all Losses incurred by TELUS resulting from any Third Party Claim made against TELUS in connection with TI’s equipment, software, data or services, or in connection with access to or use of the Services described in subparagraph (a).

18.4                        Restriction or Suspension of Service

Despite any other provision in this Agreement, TELUS may (but is not obligated to) immediately restrict or suspend some or all of the Services without advance notice to TI:

(a)                                 to protect TELUS or TI from unauthorized use of the Services,

(b)                                 to prevent damage or degradation to TELUS’ network or any Service Components that may be caused by TI or any person using the Services,

(c)                                  to comply with any Law or order of a court or other lawful authority,

(d)                                 for a violation (as determined by TELUS) of any provisions of this Agreement relating to the use or misuse of the Services by TI, or

(e)                                  to protect TELUS from legal liability or from acts or omissions of TI that are determined by TELUS to be illegal.

restriction or suspension of Service under paragraphs (a) through (e) above.  In the event that TELUS is unable to provide TI with prior notice of any restriction or suspension of Services under this Section, due to the immediacy of the event which preceded such suspension, TELUS will provide TI with subsequent notice of the restriction or suspension as soon as is reasonably practicable in the circumstances. Further, TELUS will use commercially reasonable efforts to (i) limit any restriction or suspension of Services under this Section to only those Services, or portion of Services, that in TELUS’ discretion, require restriction or suspension in order to address the damage or behaviour referred to above or to comply with any applicable Law, regulation, court order or other governmental request, as listed above; and (ii) minimize the impact of such suspension on the overall provision of Services hereunder.

ARTICLE 19
WARRANTIES

19.1                        Disclaimer

(a)                                 EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS, WARRANTIES, OR CONDITIONS OF EITHER PARTY, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY HARDWARE, SOFTWARE OR OTHER ITEMS OR FACILITIES PROVIDED UNDER OR IN CONNECTION WITH THE SERVICES PROVIDED UNDER THIS AGREEMENT.

(b)                                 Subject to the obligations of TELUS contained in this Agreement and the Service Schedules, TELUS does not assure uninterrupted or error-free operation of the Services.

ARTICLE 20
INDEMNITIES

20.1                        General Indemnification

Subject to Article 21, each Party (an “Indemnitor”) will indemnify, defend and hold harmless the TELUS Indemnified Parties or the TI Indemnified Parties, as applicable, (each, an “Indemnitee”) from any and all Losses, arising out of, under, or in connection with any claim, demand, charge, action, cause of action, or other proceeding resulting from:

(a)                                 an act or omission of the Indemnitor in its capacity as an employer of a person and arising out of or relating to (i) Laws relating to the employment standards or labour relations of any employees; (ii) Laws for the protection of persons who are members of a protected class or category of persons, (iii) sexual discrimination or harassment, (iv) work related injury or death, and (v) any other aspect of the employment relationship or its termination (including claims for notice, pay in lieu of notice, severance or for breach of an express or implied contract of employment) and which, in all such cases, arose when the person asserting the claim, demand, charge, action, cause of action or other proceeding was or purported to be an employee of the Indemnitor, except to the extent an obligation with respect thereto has been assumed in writing by the Indemnitee;

(b)                                 Claims made against the Indemnitee by reason of physical injury or death to any Person or physical damage to or loss of tangible property caused by the negligent acts or omissions of the Indemnitor or otherwise due to the Indemnitor’s fault, including breach of the Agreement; and

(c)                                  any wilful misconduct or gross negligence of the Indemnitor.

20.2                        Additional Indemnification by TI

Subject to Article 21, TI agrees to indemnify, defend and hold harmless the TELUS Indemnified Parties from any and all Losses suffered by TELUS as a result of, arising out of, under, or in connection with any claim, demand, charge, action, cause of action or other proceeding by Third Parties against TELUS relating to the delivery or provision of Services by TELUS to TI, unless caused by TELUS’ gross negligence, bad faith, willful misconduct, or breach of this Agreement.

20.3                        Indemnification Procedures

The Indemnitor’s obligation to defend, indemnify and hold harmless the Indemnitee, as applicable, pursuant to this Article 20 will be subject to Indemnitee having given the Indemnitor prompt written notice of the claim or of the commencement of the related action, as the case may be, and information and reasonable assistance, at the Indemnitor’s expense, for the defence or settlement thereof, provided however that failure to give prompt notice will not compromise the Indemnitor’s obligations hereunder except to the extent such failure materially prejudices the Indemnitor’s ability to defend or settle the claim.  The Indemnitor will have sole control of the defence and settlement of such claim or related action, provided that the Indemnitor will not settle such claim or related action in a manner which imposes any obligation on the Indemnitee, or involves a remedy other than the payment of money, without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld).  The Indemnitee will be entitled to engage counsel at its sole expense to consult with the Indemnitor with respect to the defence of the claim and related action.

ARTICLE 21
LIMITATION OF LIABILITY

21.1                        Exclusion of Liability

Except as otherwise provided in this Section 21.1, but subject to the limitation of liability set forth in Section 21.2, a Party and its Affiliates and their respective Representatives will have no liability to the other Party and its Indemnitees for consequential, indirect (provided that the foregoing shall not exclude damages resulting from Third Party Claims), incidental, special, punitive damages, losses or expenses regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise in connection with any matter relating to, or arising under, the Services, this Agreement or any Schedule, even if it has been advised of their possible existence.  The exclusion contained in the immediate preceding sentence of this Section 21.1 shall not apply in the case of Losses resulting from: (i) claims under Section 20.1; or (ii) any breach of the confidentiality provisions set forth in Section 15.2; or (iii) any breach of the privacy provisions set forth in Article 16 or in the Schedules.

21.2                        Limitation of Liability

Notwithstanding any other provision of this Agreement or any Service Schedule:

(a)                                 TELUS shall have no liability to TI (subject to TI’s termination rights pursuant to Section 17.2, if and to the extent applicable) for any failure to meet the Performance Standards, except in the case of Losses resulting from (i) bad faith, willful misconduct or gross negligence by TELUS, (ii) tangible or real property loss or damage; (iii) personal injury, including death; or (iv) any breach of the confidentiality provisions set forth in Section 15.2; (v) claims under Section 20.1; or (vi) any breach of the privacy provisions set forth in Article 16 or in the Schedules;

(b)                                 TELUS’ liability to TI for any failure to meet the Performance Standards due to bad faith, willful misconduct or gross negligence by TELUS in the performance of the Services shall not exceed the total amount paid or payable in respect of [***]for the Services in respect of which TELUS failed to meet the Performance Standards; and

(c)                                  TELUS’ liability to TI for a breach of the privacy provisions set forth in Article 16 or in the Schedules, or any Failure to meet the Performance Standards due to a breach of the privacy provisions set forth in Article 16 or in the Schedules, shall not exceed the greater of (a) the total amount paid or payable in respect of [***] for the Services in respect of which TELUS failed to meet the Performance Standards, or (b) [***].

21.3                        Force Majeure

(a)                                 Each Party will be excused from default or delay in the performance of its obligations under this Agreement (other than any payment obligation and disaster recovery/business continuity obligations) if and to the extent that such default or delay is caused by an act of God or any other cause beyond its reasonable control, including fires, epidemics, riots, acts of war, strikes, acts or orders of government, acts of terrorism, accident, explosion, flood, storm and acts of Third Party providers which are not subcontractors, provided such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of commercially reasonable efforts, including obtaining at its cost, reasonable alternative sources for performing the Services, work around plans or other means (an “Event of Force Majeure”). For greater certainty, the Parties acknowledge and agree that COVID-19 and its consequences or effects shall not be excluded as an epidemic or event beyond TELUS’ reasonable control by reason of the fact that it exists or is foreseeable at the time of the execution of this Agreement. In the event either Party anticipates an Event of Force Majeure arising, it will promptly notify the other Party.

(b)                                 Upon the occurrence of an Event of Force Majeure, the non-performing Party will be excused from performance for as long as such circumstances prevail and will, as soon as practicable, notify the other by telephone (to be confirmed promptly in writing) of any actual or anticipated delay and describe in reasonable detail the circumstances causing the delay, the expected duration and the steps being taken to circumvent or recover from such Event of Force Majeure. The non-performing Party shall provide frequent updates and otherwise use reasonable efforts to keep the other Party fully informed.  In the event of any partial performance of Services, or performance of Services where the Performance Standards are not met as a result of the Event of Force Majeure, the Fees otherwise payable for the affected Service(s) will be adjusted, for the duration of the Event of Force Majeure, on an equitable basis taking into account, among other things, the portion or duration of the Services performed.

(c)                                  If any Event of Force Majeure affecting TELUS substantially prevents, hinders, or delays performance of any Service for more than [***], then, without limiting a Party’s obligations under Sections 10.1 and 21.3(a) and (b), the Parties shall immediately meet to consider options for restoring the Services, which may include implementing applicable elements of the disaster recovery, crisis management and business continuity plans and procedures referenced in Section 10.1 which have not already been implemented.  If notwithstanding efforts taken by TELUS the Event of Force Majeure substantially prevents, hinders, or delays performance of any Service for [***]  then TI may terminate the affected Service by written notice to TELUS.  Where TI has terminated a Service under this Section, once the Event of Force Majeure has ended, any re-instatement of the terminated Service shall be dealt with pursuant to the provisions of Section 4.5 and treated as a New Service.

ARTICLE 22
GENERAL

22.1                        Assignment

Except as otherwise provided in this Agreement, the rights and obligations of each Party under this Agreement are personal and may not be assigned, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (i) TCI or TI may assign its right, title or interest in or to this Agreement, and all benefits derived therefrom, to a Canadian Affiliate, and TC U.S. or TIHUS may assign its right, title or interest in or to this Agreement, and all benefits derived therefrom, to a United States Affiliate, without the prior written consent of the other Parties, and (ii) TELUS may assign its rights to accounts receivable under this Agreement to a bona fide lender by way of security without the prior written consent of TI..  Any attempted assignment in violation of this Section 22.1 shall be null and void.

22.2                        Subcontracting

(a)                                 TELUS shall be entitled to subcontract any portion of the Services without the prior written consent of TI.

(b)                                 TELUS shall be responsible for, and shall ensure compliance by, its subcontractors with all applicable terms and conditions of this Agreement including the Schedules. TELUS shall not be relieved or released in any manner from its duties, liabilities or obligations under this Agreement and shall be and remain liable under this Agreement to the same extent as if TELUS had performed the applicable Services itself.

(c)                                  Each subcontractor agreement shall be executed in TELUS’ name, as an independent contractor and not as agent for TI.  All such subcontractor agreements must: (i) be subject to termination by TELUS for convenience upon notice to the subcontractor; and (ii) where feasible, require the subcontractor to comply with all TELUS obligations set out in this Agreement, including with respect to confidentiality, privacy, security and safety.

22.3                        Relationship of Parties

Except where this Agreement expressly provides to the contrary, nothing contained in this Agreement shall be deemed or construed to create the relationship of partnership or joint venture or any other relationship between the Parties other than the relationship of independent parties contracting for services. TELUS shall have sole responsibility for the supervision, daily direction and control, payment of salary (including withholding of income taxes and source deductions), workers’ compensation, disability benefits and the like of its employees with respect to the performance of the Services rendered pursuant to this Agreement. This Agreement is entered into solely by and between, and may be enforced only by, TELUS and TI, and this Agreement will not be deemed to create any rights in Third Parties, including employees, suppliers, clients or Affiliates of a Party, or to create obligations of a Party directly to any such Third Parties.

22.4                        No Advertising

Except as otherwise provided in any intellectual property license between the Parties or their Affiliates, no Party shall use the name of any other Party in any advertising, promotional materials or publicity releases without securing the prior written approval of the Party whose name is to be used, provided that the foregoing shall not prohibit internal announcements by a Party within its own organization and that of its Affiliates. However, either Party may include the other Party’s name and a factual description of the work performed under this Agreement whenever required for legal, accounting or regulatory purposes.

22.5                        Governing Law

This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein and, subject to the provisions of Section 11.1(d), the Parties consent to the jurisdiction of the courts of the Province of British Columbia, in the city of Vancouver with respect to any litigation arising in connection with this Agreement.

22.6                        Notice

Any notice required or permitted to be given hereunder (other than communication between the Parties for operational purposes) shall be in writing and shall be hand delivered or sent by prepaid registered mail, in each case addressed as follows:

If to TELUS:	TELUS COMMUNICATIONS INC.
29th Floor, 25 York Street
Toronto, Ontario
M5J 2V5

	Attention:	Director, Global Partner Management

With a copy to:

TELUS COMMUNICATIONS INC.
20th Floor, 25 York Street
Toronto, Ontario
M5J 2V5

	Attention:	Chief Legal & Governance Officer

TELUS COMMUNICATIONS (U.S.) INC.
29th Floor, 25 York Street
Toronto, Ontario
M5J 2V5

	Attention:	Director, Global Partner Management

If to TI:	TELUS INTERNATIONAL (CDA) INC.
3rd Floor, 510 West Georgia Street
Vancouver, British Columbia
V6B 0M3

	Attention:	Director, Technology Strategy

With a copy to:

TELUS INTERNATIONAL (CDA) INC.
7th Floor, 510 West Georgia Street
Vancouver, British Columbia
V6B 0M3

	Attention:	SVP — Legal Services

TELUS INTERNATIONAL HOLDING (U.S.A.) CORP.
c/o 3rd Floor, 510 West Georgia Street
Vancouver, British Columbia
V6B 0M3

	Attention:	Director, Technology Strategy

or to such other address as any Party may by written notice to the other Party, indicate as its new address for the purposes of this provision.  Any such notice given by a Party in accordance with the foregoing will be deemed to have been received by the Party to which it is addressed, on the date of delivery, in the case of a notice that is hand delivered, and four (4) Business Days following the date of mailing, in the case of notice sent by prepaid registered mail.

With the general intent to enable TI to have appropriate response time to any notices provided by Transferred TIDS Customers, TELUS hereby expressly agrees that all notice period requirements respectively set out in the contracts with the Transferred TIDS Customers shall be computed in order to provide TI with adequate time to respond to Transferred TIDS Customers in accordance with notification requirements under the contracts with the Transferred TIDS Customers, or to enable TI to properly administer the processing of notices received from the Transferred TIDS Customers prior to informing TELUS of the same hereunder.

22.7                        Waiver

The failure of any Party at any time to require performance by the other Party of any provision of this Agreement shall not affect in any way the full right to require such performance at any subsequent time; nor shall a waiver by any Party of a breach of any provision of this Agreement be taken or held to be a waiver of the provision itself.

22.8                        Severability

If any provision of this Agreement is held invalid or unenforceable for any reason, such invalidity shall not affect the validity of the remaining provisions of this Agreement, and the Parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision.

22.9                        Cumulative Remedies

Except as expressly provided in this Agreement to the contrary, the exercise or obtaining of any right, remedy or relief by a Party in connection with this Agreement including the exercise of a right of termination shall be without prejudice to any other right, remedy or relief vested in or to which such Party may be entitled at Law, in equity or under this Agreement.

22.10                 Survival

The applicable provisions of Article 12, Article 15, Article 16 and Article 20, and Sections 21.1, 21.2, and 22.10 shall survive termination or expiration of this Agreement together with such other provisions of this Agreement which expressly or by their nature survive termination or expiration.

22.11                 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter thereof and supersedes all prior agreement, negotiations and representations, whether written or oral, relating to its subject matter.  No amendment, modification, waiver or discharge of this Agreement shall be binding unless executed in writing by an authorized signatory of the Party to be bound thereby.

22.12                 Counterparts

This Agreement may be executed by the Parties in separate counterparts, including counterparts by electronic transmission, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

22.13                 Further Assurances

The Parties agree to co-operate with and assist each other and take such action as may be reasonably necessary to implement and carry into effect this Agreement to its full intent.

[signatures on next page]

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

TELUS COMMUNICATIONS INC.	TELUS INTERNATIONAL (CDA) INC.

By:	By:

TELUS COMMUNICATIONS (U.S.) INC.	TELUS INTERNATIONAL HOLDING (U.S.A.) CORP.

By:	By:

SCHEDULE A

SERVICES

SCHEDULE A-1

SERVICE SCHEDULE — BUSINESS INTERNET BUNDLES SERVICE

2

ATTACHMENT A TO SERVICE SCHEDULE — BUSINESS INTERNET BUNDLES SERVICE

3

SCHEDULE A-2

SERVICE SCHEDULE — BUSINESS LONG DISTANCE SERVICES

ATTACHMENT A TO SERVICE SCHEDULE — BUSINESS LONG DISTANCE SERVICES

2

SCHEDULE A-3

SERVICE SCHEDULE — CO-LOCATED HOSTING SERVICES

ATTACHMENT A TO SERVICE SCHEDULE — CO-LOCATED HOSTING SERVICES

2

ATTACHMENT A TO SERVICE SCHEDULE — INTERNETWORKING SERVICES

3

SCHEDULE A-5

SERVICE SCHEDULE — ISDN-PRI SERVICES

ATTACHMENT A TO SERVICE SCHEDULE — ISDN-PRI SERVICES

2

SCHEDULE A-6

SERVICE SCHEDULE — MANAGED PRIVATE MPLS WAN SERVICE

ATTACHMENT A TO SERVICE SCHEDULE — MANAGED PRIVATE MPLS WAN SERVICE

2

SCHEDULE 1.3
BASELINE SERVICE SCHEDULES

SCHEDULE 8.1
GOVERNANCE

2

EXHIBIT 8.1.1
COMMITTEES

3

SCHEDULE 9.1
TELUS POLICIES AND GUIDELINES

4